UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2023

Leafly Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39119	84-2266022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 Cherry Street PMB 88154
Seattle, Washington		98104-2205
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 206 455-9504

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LFLY	The Nasdaq Stock Market LLC
Warrants	LFLYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on November 2, 2022, Leafly Holdings, Inc. (the "Company") received a letter from the staff of The Nasdaq Stock Market LLC ("Nasdaq") indicating that, based upon the closing bid price of the Company's common stock (the "Common Stock") for 30 consecutive business days, the Company no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5450(a)(1) (the "Bid Price Rule"). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until May 1, 2023, to regain compliance with the Bid Price Rule. To regain compliance, the closing bid price of the Company’s common stock must have been $1.00 or more per share for a minimum of 10 consecutive business days at any time before May 1, 2023.

The Company was unable to regain compliance with the Bid Price Rule by May 1, 2023. The Company is not eligible under the applicable Nasdaq listing rules for a second 180 calendar day compliance period. Accordingly, on May 2, 2023, the Company received a letter from Nasdaq notifying it that the Company's Common Stock would be subject to delisting from Nasdaq unless the Company timely requests a hearing before a Nasdaq Hearings Panel (the "Panel"). The Panel has the discretion to grant the Company up to an additional 180 calendar days from May 2, 2023, to regain compliance with the Bid Price Rule. On May 8, 2023, the Company timely requested a hearing before the Panel at which it will present its detailed action plan to comply with the Bid Price Rule by effecting a reverse stock split, if necessary, and request a further extension of time (the "Request"). We understand that the Panel routinely grants additional time for a company to cure a bid price deficiency when the compliance plan demonstrates, like we expect our plan will, that the company will cure a bid price issue through a reverse stock split within 180-days of a delisting notice. The Request stayed any further action by Nasdaq, and while the hearings process is pending, it is expected that the Common Stock will continue to be listed and traded on Nasdaq.

As part of the Company’s plan to regain compliance with the Bid Price Rule within 180 days of May 2, 2023, the Company intends to seek stockholder approval of an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split (the "Reverse Split Proposal") at the upcoming Annual Meeting of stockholders. The Company expects to file preliminary proxy materials on May 15, 2023, with respect to the Annual Meeting of stockholders, including the approval of the Reverse Split Proposal.

The Company believes it is taking prudent steps to be successful in the Panel hearing and with its Reverse Split Proposal and that it will ultimately be successful in regaining compliance with the Bid Price Rule. However, there can be no assurances that any of these efforts will be successful, and if the Company is unable to regain compliance with the Bid Price Rule, the Common Stock would be subject to delisting from Nasdaq.

Item 8.01 Other Events.

As previously disclosed, on October 28, 2022, the Company received a letter from Nasdaq indicating that the Company was not in compliance with the $50 million in minimum market value of listed securities standard for continued listing (“MMV Issue”) on The Nasdaq Global Market. In accordance with Nasdaq Listing Rules, the Company had 180 calendar days following the date of the notification, or no later than April 26, 2023, in which to regain compliance. To regain compliance, the total market value of the Company’s listed securities was required to have been $50 million or more for a minimum of ten consecutive business days at any time before April 26, 2023, which did not occur.

On April 3, 2023, the Company applied to transfer the listing of its Common Stock and warrants from The Nasdaq Global Market to The Nasdaq Capital Market. On April 19, 2023, the Company received a letter from Nasdaq approving the transfer and confirming that the MMV Issue was closed, effective upon the transfer. The Common Stock and warrants began trading on The Nasdaq Capital Market effective with the open of trading on April 21, 2023. The Common Stock continues to trade under the symbol “LFLY” and the Company’s warrants continue to trade under the symbol “LFLYW.” The Nasdaq Capital Market operates in substantially the same manner as The Nasdaq Global Market, with issuers listed on The Nasdaq Capital Market tier required to meet certain financial and corporate governance requirements to qualify for continued listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leafly Holdings, Inc.

Date:	May 8, 2023	By:	/s/ Suresh Krishnaswamy
Suresh Krishnaswamy Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)